Exhibit 10.1

FIFTH STREET ASSET MANAGEMENT INC.

AMENDED AND RESTATED DEFERRED BONUS AND RETENTION PLAN

(Effective as of January 1, 2015)

PURPOSE

This Amended and Restated Deferred Bonus and Retention Plan (this “Plan”) is intended to provide an incentive to Eligible Employees (as defined below) of Fifth Street Asset Management Inc. and its affiliates (together, the “Company”) to achieve high performance and remain in the employ of the Company. This Plan, as amended and restated, was adopted on January 15, 2015 by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

Any given plan year begins January 1 and ends December 31 of such year (each such year, a “Plan Year”). This Plan is effective as of January 1, 2015, and shall apply to all Annual Bonuses (as defined below) awarded by the Company to Participants on or after January 1, 2015, including, without limitation, any Annual Bonus awarded in respect of the 2014 Plan Year.

ELIGIBILITY

Any full-time employee of the Company is eligible to participate in this Plan (each, an “Eligible Employee”) but may only participate in this Plan if he or she is selected to participate as herein provided. Unless otherwise determined by the Committee, full-time employment for purposes of this Plan is at least 30 hours per week on average.

SELECTION OF PARTICIPANTS AND DETERMINATION OF ANNUAL BONUS

For each Plan Year, the Plan Administrator (as defined below) shall have the sole and absolute authority and discretion to (i) select those Eligible Employees to participate in this Plan (each such identified and approved Eligible Employee hereinafter being referred to as a “Participant”) and (ii) determine and approve the amount of any annual bonus to which each such Eligible Employee may be entitled to receive in respect of such Plan Year (each such determined and approved bonus amount hereinafter being referred to as an “Annual Bonus”). Each Participant who is awarded an Annual Bonus shall receive a written notice signed by an authorized officer of the Company that states that he or she is a Participant in the Plan and the amount of his or her Annual Bonus. Any terms and conditions set forth in such notice shall also apply.

ANNUAL BONUS AWARD PAYMENTS

Unless otherwise determined by the Plan Administrator, each Annual Bonus awarded to a Participant shall be payable as follows (in each case subject to the Participant’s continued employment with the Company from the date hereof through the applicable Annual Bonus payment date and further subject to the terms and conditions of this Plan):

•	The first $25,000 of an Annual Bonus (or such lesser amount if the Annual Bonus is less than $25,000) shall be paid in full to the Participant no later than March 15th of the year immediately following the applicable Plan Year to which such Annual Bonus relates (the actual payment date of such amount, the “Annual Bonus Payment Date”);

•	If an Annual Bonus is greater than $25,000, that portion of the Annual Bonus that is in excess of $25,000 and up to (but not exceeding) $100,000 shall be payable as follows:

o	80% of such portion shall be paid to the Participant no later than March 15th of the year immediately following the applicable Plan Year to which such Annual Bonus relates; and

o	the remaining 20% of such portion shall vest in three equal installments on each of the first, second and third anniversaries of the Annual Bonus Payment Date, subject to the Participant’s continued employment with the Company from the Annual Bonus Payment Date through each applicable vesting date; and any such amounts shall be paid to the Participant within 30 days of each applicable vesting date;

•	If an Annual Bonus is greater than $100,000, that portion of the Annual Bonus that is in excess of $100,000 and up to (but not exceeding) $500,000 shall be payable as follows:

o	67% of such portion shall be paid to the Participant no later than March 15th of the year immediately following the applicable Plan Year to which such Annual Bonus relates; and

o	the remaining 33% of such portion shall vest in three equal installments on each of the first, second and third anniversaries of the Annual Bonus Payment Date, subject to the Participant’s continued employment with the Company from the Annual Bonus Payment Date through each applicable vesting date; and any such amounts shall be paid to the Participant within 30 days of each applicable vesting date;

•	If an Annual Bonus is greater than $500,000, that portion of the Annual Bonus that is in excess of $500,000 shall be payable as follows:

o	50% of such portion shall be paid to the Participant no later than March 15th of the year immediately following the applicable Plan Year to which such Annual Bonus relates; and

o	the remaining 50% of such portion shall vest in three equal installments on each of the first, second and third anniversaries of the Annual Bonus Payment Date, subject to the Participant’s continued employment with the Company from the Annual Bonus Payment Date through each applicable vesting date; and any such amounts shall be paid to the Participant within 30 days of each applicable vesting date.

Notwithstanding the foregoing, the Company reserves the right to award an Annual Bonus on a different schedule than described above, which schedule will be set forth in a Participant’s written notice, if applicable.

Notwithstanding anything to the contrary herein, no vesting or payment of any Annual Bonus shall occur if a Participant is not employed with the Company on the applicable payment or vesting date, except as set forth in the Termination of Employment section below.

Notwithstanding the foregoing, the Annual Bonus payments may, in the sole and absolute discretion of the Plan Administrator, be paid to the Participants upon an event that constitutes a “change in control event” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), provided that such discretion will not be exercisable to the extent that such exercise will contravene Section 409A of the Code or an otherwise applicable exception thereto.

Any Annual Bonus that is payable to a Participant under this Plan shall be paid in cash; provided, however, that the Committee may determine, in its sole and absolute discretion at the time of the award of an Annual Bonus, to pay all or a portion of the Annual Bonus in the form of a stock-based award. Any such stock-based awards that are granted by the Committee shall be made under the Fifth Street Asset Management Inc. 2014 Omnibus Incentive Plan, as amended from time to time (the “2014 Plan”), and the terms and conditions of any and all such awards will be governed entirely by the 2014 Plan and the applicable award agreement.

All Annual Bonuses awarded to any person under this Plan prior to January 2015 shall remain subject to the original terms and conditions of such annual bonus award.

TERMINATION OF EMPLOYMENT

In the event that a Participant resigns his or her employment from the Company, or if the Company terminates a Participant’s employment for Cause (as defined below), such Participant’s right and interest in and to any and all unpaid Annual Bonus payments shall not vest and shall be immediately forfeited.

In the event that the Company terminates a Participant’s employment without Cause or due to his or her Disability (as defined below), or in the event that a Participant’s employment is terminated as a result of his or her death, then, subject to the Participant’s (or his or her estate’s) execution of a release of claims (in a form prepared by the Company and delivered to the Participant not later than seven (7) days after the termination date), and further subject to, within 60 days of such termination, such release becoming effective and no longer being subject to revocation under applicable law, the Participant shall receive, on the 61st day after such termination, any unpaid Annual Bonus payments that have not been forfeited.

For purposes herein, the following terms have the meanings specified:

“Cause” shall mean (1) if there is no written employment agreement, consulting agreement, change in control agreement or similar agreement that defines “cause” (or words of like import) in effect between the Company and a Participant at the time of the grant of an Annual Bonus, termination due to (a) a Participant’s commission of, conviction or admission of, or plea of nolo contendere with respect to, a felony or a crime involving moral turpitude (other than a motor vehicle offense); (b) a Participant’s conduct reasonably expected to bring the Company into public disgrace or disrepute or otherwise injurious to its business, reputation or goodwill; (c) an act by a Participant of fraud, misappropriation or embezzlement, (d) a Participant’s gross negligence, willful misconduct or material breach of fiduciary duty; (e) a Participant’s breach of any agreement with the Company, including the Company’s standard Non-Competition, Non-Solicitation and Non-Disclosure Agreement (as in effect from time to time) or any other confidentiality or other restrictive covenant agreement entered into between a Participant and the Company; (f) a Participant’s commission of a reportable violation of any applicable banking, securities or commodities laws, rules or regulations that constitutes a serious offense or could or does result in a significant fine; (g) a Participant’s violation of material policies, practices and standards of behavior of the Company (including, without limitation, any securities trading, conflict of interest or code of conduct policies); (h) a Participant’s insubordination or willful and deliberate failure or refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity; or (i) unsatisfactory performance by a Participant of his or her duties in any material respect, provided that the Participant is given notice and an opportunity to cure as determined by the Committee; or (2) if there is a written employment agreement, consulting agreement, change in control agreement or similar agreement that defines “cause” (or words of like import), “cause” as defined under such agreement; provided that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

“Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. The Company may require such medical or other evidence as it deems reasonably necessary to judge the nature and permanency of the Participant’s condition.

ADMINISTRATION OF THE PLAN

This Plan shall be administered by the Committee with respect to the Company’s executive officers and any other employee designated by the Committee and by the Chief Executive Officer of the Company (the “CEO”) with respect to all other employees of the Company (the Committee and the CEO acting in such capacities shall be referred to hereinafter as the “Plan Administrator”). The Plan Administrator shall maintain complete and adequate records pertaining to this Plan. The Plan Administrator (or its designee) shall have discretionary authority to interpret and administer, correct errors in administration of, and otherwise implement this Plan, in each case, consistent with this Plan’s purposes and intent. All actions of the Plan Administrator with respect to this Plan shall be final and binding on all persons for such Plan purposes.

The Plan Administrator may employ such legal counsel, consultants, brokers and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant, broker or agent. The Plan Administrator may, in its sole discretion, designate an agent to administer this Plan, keep records and perform other duties relating to this Plan, as the Plan Administrator may request from time to time.

The Company shall, to the fullest extent permitted by law, the Certificate of Incorporation and Bylaws of the Company, as amended, and, to the extent not covered by insurance, indemnify each director or employee of the Company (including the heirs, executors, administrators and other personal representatives of such person), each member of the Committee and the Plan Administrator against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company, except in instances where any such person engages in fraud or bad faith. To the extent permitted by law, such right of indemnification shall include the right to be paid by the Company for expenses incurred or reasonably anticipated to be incurred in defending any such suit, action or proceeding in advance of its disposition; provided, however, that the payment of expenses in advance of the settlement or final disposition of a suit, action or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified hereunder. Such indemnification shall be in addition to any rights of indemnification the person may have as a director or employee or under the Certificate of Incorporation or the Bylaws of the Company, as amended. Expenses incurred by the Plan Administrator in the engagement of any such counsel, consultant or agent shall be paid by the Company.

MISCELLANEOUS

Any Annual Bonus paid under this Plan shall be subject to the terms and provisions of any “clawback” or recoupment policy that may be adopted by the Company from time to time or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder).

No Annual Bonus made under this Plan shall be included in the earnings of any Participant for the purposes of determining benefits under any other compensation or benefits program of the Company other than provided in the Company’s 401(k) Plan.

No employee of the Company has any right to participate in this Plan unless such employee has been designated as a Participant in accordance with this Plan. Neither the establishment of this Plan nor participation herein shall in any way, now, or hereafter, affect the at-will nature of the employment relationship between the Company and a Participant. Nothing contained in this Plan and no payment made hereunder shall be construed as conferring upon an Eligible Employee any right to continue in the employ of the Company or to participate in this Plan during subsequent years.

Any and all payments hereunder are subject to any and all applicable tax withholding obligations.

This Plan and amounts paid or payable hereunder are intended to be exempt from, or in compliance with, Section 409A of the Code, and shall be construed, interpreted, and administered accordingly. Notwithstanding anything to the contrary contained in this Plan, any payment under this Plan that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid until the later of (i) six months after the date of the Participant’s termination of employment (or, if earlier, the Participant’s death) and (ii) the payment date specified in this Plan for such payment. The Company makes no representation or warranty and shall have no liability to any Participant or to any other person for any additional tax, interest or penalty that may be imposed on such person pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A. It is intended that each installment payment under this Plan shall be treated as a separate “payment” for purposes of Section 409A of the Code. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of vesting”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

This Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. No Participant or other person shall own any interest in any particular assets of the Company by reason of the right to receive payment under this Plan, and any Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Plan. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship amongst the Company, the Company’s Board of Directors, the Committee, and the Participants, their designated beneficiaries or any other person.

Payments provided under this Plan may not be transferred, assigned or alienated by a Participant, either voluntarily or involuntarily, other than by will or the laws of descent and distribution. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participants and their heirs, executors, administrators and legal representatives.

This Plan and any provision under this Plan shall be construed, administered and enforced according to the laws of Connecticut (without regard to conflicts of law). This Plan may be amended, modified or terminated at any time by the Committee in its sole and absolute discretion. The Committee reserves the right to amend, terminate or freeze this Plan at any time in its sole and absolute discretion, provided that no such action may be taken if the Committee determines it would cause any payments under this Plan that are subject to Code Section 409A to be non-compliant with such section.